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SCHEDULE 14A

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Nano Dimension Ltd.

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Nano Dimension Issues Letter to Shareholders

Comments on Amended Schedule 13D Filing by Murchinson

Strategic Alternatives Review Process Progresses

WALTHAM, MASSACHUSETTS -- May 26, 2026 (GLOBE NEWSWIRE) -- Nano Dimension Ltd. (Nasdaq: NNDM) today issued the following letter to shareholders providing a business update and commenting on the Schedule 13D/A filing by Murchinson Ltd. and certain of its affiliates. The full text of the letter is below.

Dear Fellow Shareholders,

Nano Dimension Ltd. (“Nano” or the “Company”) and its Board of Directors (the “Board”) remain fully focused on executing the Company’s previously announced strategic alternatives review process to maximize shareholder value and believe shareholders should understand the facts and implications surrounding the recent actions of Murchinson Ltd. and certain of its affiliates (“Murchinson”).

Recently, Murchinson filed a Schedule 13D/A initiating yet another costly and distracting campaign to obtain effective control of Nano and its substantial cash and strategic assets without paying shareholders a control premium. Murchinson is seeking to replace three of the Company’s five directors, including two directors originally nominated by Murchinson in its prior proxy contests as well as the Company’s CEO, because those directors have chosen to fulfill their fiduciary duties to all shareholders, rather than advance Murchinson’s self-serving agenda to take control of the Company’s cash.

The Board is rejecting this latest attempt by Murchinson to seize control of the Company through disruption and pressure tactics.

Currently, the Board includes three directors initially supported by Murchinson, including Robert Pons and Dr. Joshua Rosensweig, each of whom Murchinson nominated in previous proxy contests at Nano, and Phillip “Pinny” Borenstein, who was seated in December 2025. Now, Murchinson is attempting to replace two of these directors, Messrs. Pons and Rosensweig. Moreover, Nano director Andy Sriubas informed the Board that he will not serve on a Board controlled by Murchinson. The Board opposes Murchinson’s latest attempt to gain control of your Company, and supports the Company’s ongoing strategic alternatives review process and the actions underway to maximize value for all shareholders.

Over an extended period, the Board repeatedly invited Murchinson to present a credible strategic, operational or value creation plan for Nano. Despite numerous opportunities, Murchinson failed to provide one. Instead, Murchinson has focused exclusively on obtaining influence and effective control over the Company and its cash resources. The Board recently invited Murchinson founder Marc Bistricer to join the Board, subject to a customary cooperation agreement. He never responded.

It has become clear to the Board that Murchinson’s objective is not long-term value creation, but rather control of Nano’s balance sheet and strategic direction without offering shareholders a premium or presenting a coherent long-term value creation plan. The Board believes this approach creates significant risk for all shareholders.

By contrast, the Board and management team are actively executing a disciplined process to maximize shareholder value, including:

•	conducting a comprehensive strategic alternatives process with leading financial advisors
•	materially reducing cash burn and improving operational discipline
•	monetizing non-core assets and streamlining operations
•	strengthening governance and shareholder communications
•	evaluating transformational opportunities designed to unlock the value of Nano’s balance sheet, technology portfolio and public company platform

The Board believes these efforts are beginning to gain meaningful traction and that stability and continuity are critical at this stage of the process. Importantly, these efforts are being pursued with a focus on creating value for all shareholders — not advancing the interests or agenda of any single shareholder or activist group.

As previously disclosed, the Board expects the strategic alternatives review process to conclude in the near future. Shareholders should ask themselves whether now is the appropriate time to hand control of the Company to Murchinson, an activist group that has failed to articulate a credible plan, at a time when the Company is actively pursuing strategic opportunities designed to maximize value for all shareholders.

Shareholders, including Murchinson, will have the opportunity to vote on any proposed change-of-control transaction. Until such a transaction is formally presented, the Board and management are committed to pursuing the best possible value-maximizing outcome for the Company and all of its shareholders.

The Board remains fully committed to acting in the best interests of all shareholders and will continue to pursue every opportunity to maximize shareholder value through disciplined governance and responsible stewardship of the Company’s assets.

We appreciate the continued support of our shareholders and look forward to updating you further as the Company advances its strategic initiatives.

We encourage you to contact us at ir@nano-di.com so that we can address all shareholder questions regarding the contents of this press release and the Company’s ongoing initiatives to create shareholder value. The Board remains committed to transparency, shareholder engagement, and open communication with its shareholders.

Mr. Borenstein has requested that it be publicly disclosed that he does not agree with the content of this letter.

Sincerely,

The Board of Directors

/s/ Dr. Joshua Rosenweig

/s/ David S. Stehlin

/s/ Andy Sriubas

/s/ Robert Pons

About Nano Dimension Ltd.

Driven by strong trends in onshoring, national security, and increasing product customization, Nano Dimension Ltd. (Nasdaq: NNDM) delivers advanced Digital Manufacturing technologies to the defense, aerospace, automotive, electronics, and medical devices industries, enabling rapid deployment of high-mix, low-volume production with IP security and sustainable manufacturing practices. For more information, please visit https://www.nano-di.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding Nano’s future growth and strategic plan; the Board’s beliefs regarding Murchinson; beliefs regarding the timing of strategic initiatives; and all other statements other than statements of historical fact that address activities, events or developments that Nano intends, expects, projects, believes or anticipates will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Because such statements deal with future events and are based on the current expectations of Nano, they are subject to various risks and uncertainties. The forward-looking statements contained or implied in this communication are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano’s annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026 (the “Annual Report”), and in any subsequent filings with the SEC. Except as otherwise required by law, Nano undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this communication.

Additional Information and Where to Find It

The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company, the President, Chief Executive Officer and Director, David Stehlin and each of its non-employee Directors (namely, Robert Pons; Phillip Borenstein; Dr. Joshua Rosensweig and Andrew Sriubas) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Extraordinary General Meeting. Information about the compensation of our non-employee Directors is set forth in the sections titled “Director Compensation” and “Director Compensation Table” in the Company’s Annual Report, at pages 54-56, and is available here. Information about the compensation of our President, Chief Executive Officer and Director, David Stehlin, is set forth in in the in the section titled “Executive Compensation” in the Annual Report, at pages 56-64, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in the Company’s Annual Report on pages 64-65 and is available here.

Such filings are available on the Company’s website at https://investors.nano-di.com/sec-filings-1/default.aspx or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Extraordinary General Meeting.

Contacts:

Investors: Purva Sanariya

Director, Investor Relations

ir@nano-di.com

Media: Samuel Manning

Principal Manager, External Communications

press@nano-di.com